MEMBERS MUTUAL FUNDS

Ultra Series Fund
Board of Trustees

RESOLUTIONS RELATING TO A JOINT FIDELITY BOND

May 27, 2009

     RESOLVED, that, having considered the expected value of the assets of each of MEMBERS Mutual Funds (“MMF”) and Ultra Series Fund (“USF” and together with MMF, the “Trusts”) to which officers or employees of the Trusts may have access, the type and terms of the arrangements made for the custody of such assets, the nature of securities and other investments to be held by the Trusts, the accounting procedures and controls of the Trusts, the nature and method of conducting the operations of the Trusts, and the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (“Act”), and Rule 17g-1 thereunder, it is determined that the amount, type, form and coverage of the fidelity bond, and the premium to be paid by the Trusts for the fidelity bond covering the officers and employees of the Trusts and insuring the Trusts against loss from fraudulent or dishonest acts, including larceny and embezzlement, with ICI Mutual as described in the materials presented to this meeting and in the amount of $5,500,000 is adequate in all material respects; and be it further

     RESOLVED, that the officers of the Trusts are hereby directed to:

     (1)     File with the Securities and Exchange Commission (“SEC”) within 10 days after receipt of the fidelity bond or amendment thereof: (a) copies of the bond, (b) a copy of the resolution of the Board of Trustees of the Trusts, including a majority of the Trustees who are not “interested persons” of the Trusts as defined in the Act (“Independent Trustees”), approving the amount, type, form and coverage of such bond and the amount of the premium to be paid by the Trusts, and (c) a statement as to the period for which the premiums for such bond have been paid;

     (2)     File with the SEC, in writing, within five days after the making of a claim under the bond by the Trusts, a statement of the nature and amount thereof;

     (3)     File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Trusts; and

     (4)     Notify by registered mail each member of the Board of Trustees at his or her last known residence of: (a) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of such cancellation, termination or modification, (b) the filing and the settlement of any claims under the bond by the Trusts at any time the filings required under (2) and (3) above are made with the SEC, and (c) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

     RESOLVED, that the Allocation Agreement, as amended (“Agreement”), presented at this meeting, be, and hereby is, ratified and approved by the Board of Trustees of the Trusts, including a majority of the Independent Trustees.

     RESOLVED, that the officers of the Trusts shall be and hereby are authorized to take such actions as are necessary to effectuate the purposes of the foregoing resolutions.

AMENDED ALLOCATION AGREEMENT

AGREEMENT by and between MEMBERS Mutual Funds, Ultra Series Fund, Madison Mosaic Government Money Market, Equity, Income and Tax-Free Trusts and the Madison Strategic Sector Premium Fund (the “Funds”), management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), Madison Mosaic, LLC, Madison Asset Management, LLC, Madison Scottsdale, LC, Concord Asset Management, LLC, Mosaic Funds Distributor, LLC and Madison Investment Advisors, Inc. (together, the “Advisor”) (collectively with the Funds, the “Insureds”).

W I T N E S S E T H:

WHEREAS, pursuant to the requirements of Rule 17g-1 under the 1940 Act, the Funds are required to maintain a fidelity bond against larceny and embezzlement covering certain of its officers and employees; and

     WHEREAS, Rule 17g-1 provides that when two or more investment companies are managed and/or distributed by the same person or persons, such investment companies may obtain a joint insured bond covering themselves and such person or persons and their affiliates; and

WHEREAS, the Funds are managed by Madison Investment Advisors, Inc. through its wholly owned subsidiaries, Madison Mosaic, LLC and Madison Asset Management, LLC; and

     WHEREAS, the Insureds have entered into a Joint Insured Bond (the “Bond”); and

WHEREAS, the Insureds desire to provide for: (1) the method by which the amount of coverage provided under the Bond will be determined from time to time and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that two or more of the Insureds suffer loss and consequently are entitled to recover under the Bond;

     NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

1.     Amount of Coverage Maintained The amount of the fidelity coverage under the Bond shall at all times be at least equal in the amount to the sum of (i) the total amount of coverage which the Funds would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d) of Rule 17g-I under the 1940 Act had the Funds not been a named Insured under the Bond, and (ii) the amount of each bond which each Insured other than the Funds would have been required to provide and maintain pursuant to federal statutes or regulations had it not been a named insured under the Bond. The amount of fidelity coverage under the Bond shall be approved at least annually by the Boards of Trustees of the Funds, including a majority of those Trustees who are not “interested persons” of the Funds as defined by Section 2(a)(19) of the 1940 Act.

     2.     Allocation of Recovery In the event an actual pecuniary loss is suffered by any two or more of the Insureds under circumstances covered by the terms of the Bond, any recovery under the Bond shall be allocated among such Insureds as follows:

(a)      If the total amount of coverage provided under the Bond exceeds or is equal to the amount of the combined total amount of loss suffered by the Insureds suffering loss, then each such Insured shall be entitled to recover the amount of its actual loss.

(b)     If the amount of loss suffered by each Insured suffering loss exceeds its minimum coverage requirements as set forth in Section 1 hereof and the amount of such Insureds’ combined actual losses exceeds the total amount of coverage provided under the Bond, then each such Insured shall be entitled to recover (i) its minimum coverage requirement (ii) to the extent there exists any excess coverage, the proportion of such excess coverage which its minimum coverage requirement bears to the amount of the combined minimum coverage requirements of the Insureds suffering actual loss; provided, however, that if the actual loss of any of such Insureds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Insured or Insureds in proportion to their relative minimum coverage requirements.

          (c)     If (i) the amount of actual loss suffered by any Insured is less than or equal to its minimum coverage requirement, (ii) the amount of actual loss of another Insured or the other Insureds exceeds its or their minimum coverage requirement or requirements, and (iii) the amount of the combined actual losses of the Insureds exceeds the total amount of coverage provided under the Bond, then any Insured which has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss. If only one other Insured has suffered actual loss, it shall be entitled to recover the remainder of the amount of the coverage under the Bond. If more than one other Insured has suffered actual loss in excess of the remaining coverage, then they shall allocate such remaining amount of coverage in accordance with paragraph (b) of this Section 2.

     3.     Allocation of Premium No premium shall be paid under the Bond unless the Board of Trustees of the Funds, including a majority of those Trustees who are not “interested persons” of the Funds as defined by Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by the Funds. The premium payable on the Bond shall be allocated between the Funds and the other Insured as determined by the Boards of Trustees of the Funds.

4.     Amendment This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

5.     Filing with the Commission A copy of this Agreement and any amendment thereto shall be filed with the Securities and Exchange Commission within 10 days after the execution thereof to the extent required by Regulation 270.17g-1(g) under the 1940 Act.

     6.     Applicable Law This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin.

     7.     Limitation of Liability of Trustees and Shareholders A copy of the organizational documents each of the Funds is on file with the Secretary of State of the state of such Funds’ organization, and it is hereby agreed that this Agreement is executed on behalf of the Trustees of the Funds as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers and shareholders of the Funds individually but are binding only upon the assets and property of the Funds.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement, as amended, to be first executed in its name and behalf by its duly authorized representatives effective as of July 1, 2009 to coincide with the Bond expiring December 15, 2009 (as amended effective as of the date of this Agreement). This Agreement (as amended) may be renewed annually by vote of the Trustees of the Funds. This Agreement represents an amendment and restatement of an existing Allocation Agreement executed by the Madison Mosaic Government Money Market, Income, Equity and Tax-Free Trusts which was renewed in 1997, 1998, 1999, 2000, 2001, 2003, 2003 and 2004, amended in Spring 2005 to include the Madison Strategic Sector Premium Fund, and renewed in 2005, 2006 (amended to reflect the addition of the word “Madison” to “Mosaic”), 2007 and 2008.